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                                    EXHIBIT 8



                      TAX OPINION OF WYATT, TARRANT & COMBS
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                                                                       EXHIBIT 8
                                      LOGO
                             WYATT, TARRANT & COMBS


                                 August 21, 1997

Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

Gentlemen:

         We have acted as counsel to Union Planters Corporation, a Tennessee corporation ("UPC"), in connection with (i) the proposed merger (the "Merger") of First Acadian Acquisition, Inc., a Tennessee corporation and a wholly-owned subsidiary of UPC ("Acquisition Corp"), with and into First Acadian Bancshares, Inc., a Louisiana corporation ("FAB"), pursuant to the terms of the Amended and Restated Agreement and Plan of Merger by and among UPC, Acquisition Corp and FAB dated July 9, 1997 (the "Merger Agreement") and related Plan of Merger between UPC, Acquisition Corp and FAB (collectively, the "Plan of Reorganization"), and
(ii) the filing of the registration statement by UPC on Form S-4 (together with all amendments and exhibits thereto through the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the shares of UPC Common Stock to be issued pursuant to the Plan of Reorganization. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

         We have also been informed that immediately following the Merger: (i) FAB will merge with and into UPC, with UPC as the surviving corporation, and
(ii) Acadian Bank, a wholly-owned, Louisiana chartered bank subsidiary of FAB, will be merged with and into Union Planters Bank of Louisiana ("UP Louisiana"), a wholly-owned, Louisiana chartered bank subsidiary of UPC, with UP Louisiana as the surviving corporation (the "Bank Merger").

         In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including without limitation, the Plan of Reorganization and the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the due execution and delivery of all documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies, and the authenticity of the originals of such copies.

         As to factual matters, in rendering this opinion, we have relied solely on and have assumed the present and continuing truth and accuracy of (i) the description of the facts relating to the Merger contained in the Plan of Reorganization and Registration Statement and related documents and agreements,
(ii) the factual representations and warranties contained in the Plan of Reorganization and Registration Statement and related documents and agreements, and (iii) the factual matters addressed by representations and warranties from certain executive officers of UPC, Acquisition Corp and FAB contained in letters to us dated August 20, 1997, copies of which are attached as Exhibit A and Exhibit B to this opinion (the "Representation Letters"). The Representation Letters address various factual matters relevant to the qualification of the Merger as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as
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amended (the "Code"). The initial and continuing truth and accuracy of all such factual matters constitutes an integral basis for, and a material condition to, this opinion.

         The scope of this opinion is limited strictly to the matters set forth below and no other opinion may be implied or inferred beyond such matters. Without limiting the foregoing sentence, we express no opinion as to (i) any of the local, state, foreign or other federal tax consequences resulting from the Merger, (ii) the federal income tax consequences to shareholders of FAB subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset, (iii) the federal income tax consequences affecting shares of FAB stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of FAB stock; (v) the tax consequences of the parties to the Merger Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by FAB and/or Acadian Bank and any other amounts resulting from any required change in accounting methods; (vi) the tax consequences of the parties to the Merger Agreement of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code; and
(vii) the tax consequences of the Bank Merger.

         Subject to the qualifications, assumptions and conditions provided herein, we are of the opinion that:

         a. Notwithstanding consummation of (i) the planned merger of FAB with and into UPC, and (ii) the Bank Merger, immediately following the Merger, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

         b. FAB, UPC and Acquisition Corp will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         c. No gain or loss will be recognized by FAB as a result of the Merger.

         d. No gain or loss will be recognized by Acquisition Corp or UPC as a result of the Merger.

         e. The tax basis of the assets of FAB received by UPC in the planned merger of FAB with and into UPC will be the same as the tax basis of the assets of FAB immediately prior to the Merger.

         f. The holding period of the assets of FAB received by UPC in the planned merger of FAB with and into UPC will in each instance include the period for which such assets were held by FAB.

         g. No gain or loss will be recognized by the shareholders of FAB as a result of the exchange of FAB stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. The payment of cash in lieu of fractional shares of UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by UPC. These cash payments will be
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treated as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         h. The tax basis of UPC Common Stock to be received by the shareholders of FAB will be the same as the tax basis of the FAB stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         i. The holding period of the UPC Common Stock to be received by shareholders of FAB will include the holding period of the FAB stock surrendered in exchange therefor, provided the FAB shares were held as a capital asset by the shareholders of FAB on the date of the exchange.

         j. A shareholder of FAB who perfects his dissenter's rights and who receives payment of the fair market value of his shares of FAB stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

         This opinion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service ("IRS"), all existing and in effect on the date of this opinion and all of which are subject to change at any time, possibly retroactively. Any such change could materially alter the conclusions reached in this opinion. We undertake no obligation to you or any other person to give notice of any such change. As noted above, this opinion is limited strictly to the matters expressly stated herein and no other opinion may be implied or inferred beyond such matters. You should realize that this opinion is not binding on the IRS or the courts.

         This opinion is provided to you solely for purposes of complying with the requirements of Item 21(a) of Form S-4 under the Act and section 8.1(h) of the Merger Agreement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this Firm in the Registration Statement under the caption "Legal Matters." In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Without our prior written consent, this opinion may not otherwise be quoted or referred to in whole or in part in any report or document or furnished to any other person or entity other than your counsel, your accountants or your employees, except in response to a valid subpoena or other lawful process.

                                    Very truly yours,


                                    /s/ WYATT, TARRANT & COMBS
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                                    WYATT, TARRANT & COMBS